Exhibit 99.2

14269 N. 87th Street #205 Scottsdale, AZ 85260

March 13, 2018

To Our Shareholders:

The year-ended December 31, 2017 was an incredibly productive year with significant milestones achieved, including double-digit revenue growth, net profitability, expansion of our real estate footprint and strategic advisory services. I want to express my sincerest thanks to each of you for your support as we move into what will be my fifth year leading Zoned Properties as Chief Executive Officer. Over the past four years we have taken the company from a small start-up to a profitable, cash flow generating engine that is primed for growth and industry adaptation. In 2017, we grew revenue by 14% and reduced our operating expenses by more than 30% year-over-year to deliver a full year of net income and positive cash from operations, an inflection point and significant milestone in our corporate history. Based on this success, we have refined our strategic vision and operating model to propel us into the next phase of our business.

Our Mission and Strategic Objectives

From the beginning we have made it our mission to identify, develop and lease sophisticated, safe and sustainable properties in emerging industries. In 2018 and beyond, we are identifying strategic and tactical moves that will further diversify our holdings, mitigate risk, accelerate growth and sustain profitable business operations with positive cash flow. Our efforts and actions are directly aligned with specific objectives, or guiding principles, focused on the delivery of increasing value to our shareholders.

●	First, we will continue to cultivate strong national partnerships as a precursor to building future client relationships.

●	Second, we will continue to develop properties in our portfolio to increase asset value and cash flow from rental payments. We have a proven track record of planning and developing properties in a controlled and measured manner that minimizes risk and often exceeds our clients’ needs for their business goals.

●	Third, we plan to further diversify our revenue and cash flow with new clients through our Strategic Advisory Services, which leverages the expertise we have gained from our experiences with property development. Advising new clients in the early stages of their projects provides us with the opportunity to shape property development plans, increase the probability of success and secure a longer-term role for Zoned through the life of the project.

●	And finally, we will continue to take a measured and disciplined approach to financing by securing non-toxic sources of capital. Our portfolio of debt-free properties is increasing in value and can be leveraged to secure traditional, lower-cost debt, a financing path that can be supported by the ongoing operations of our business.

Financial Accomplishments

With these strategic objectives as guide posts, we have developed a business model that drives measurable financial results, which we believe, will enable us to accomplish even more in 2018. Our business plans for 2018 have been developed to replicate our success, and we believe will provide even greater results.

www.zonedproperties.com

877-360-8839

14269 N. 87th Street #205 Scottsdale, AZ 85260

We have established long-term streams of cash flow from our primary rental properties with lease agreements in place that are designed to increase rental revenue over time. The structure of the lease agreements provides revenue and cash flow predictability and stability that allows us to create and execute our growth agenda with a higher degree of certainty. Recurring revenues and cash flow serve as buffers for income volatility resulting from investments we expect to make to grow recurring revenue.

In a short period of time for a small business, Zoned Properties has delivered net income and positive cash from operations. Our net income is derived from a base of long-term, recurring revenue with built-in rent escalators, and we expect to deliver increasing levels of profitability going forward. I cannot emphasize enough how valuable this is both for mitigating risk and for the long-term prospects of our business. Earnings and positive cash flow enable us to make the decisions and pursue the projects that will be most meaningful to shareholder returns and the financial condition and future of the company.

The strength of our balance sheet is unquestionable given the low debt-to-total capital ratio (21% as of December 31, 2017), cash on hand of $824,000 as of year-end, and an increasing return on rental property assets that directly generate cash. Our strong balance sheet, which has been built on the efficient management of an enviable portfolio of properties, is a differentiator for us in the marketplace. It also enables the selective pursuit of projects that we believe will be most meaningful to our business, provide the greatest opportunities for financial returns, and enable us to maintain cap rates that are highly competitive.

Capital Allocation

We are committed to maintaining a solid financial profile and have created a framework of core principles that will guide our decisions for the allocation of capital to achieve our strategic objectives.

●	As our cash from operations continues to improve, we intend to utilize it to make investments in our existing properties, for potential acquisitions that would be limited to strategic, niche targets and possibly to tighten the equity component of our capital structure through a stock repurchase program, pending authorization by our Board of Directors.

●	At the same time, our portfolio of assets, which currently includes five properties in varying stages of development, is unencumbered by debt and is increasing in value, providing an additional source of capital, if needed. These assets provide us with the flexibility to raise ‘smart money’ on an as-needed basis for specific investments in projects and business opportunities. In doing so, we would be sourcing temporary, less expensive capital that can be repaid over time without permanently altering our capital structure.

One of the key factors of our success has been taking a measured and disciplined approach to business development, mitigating risk and adapting to new business opportunities. Capital allocation is no different. Defining and utilizing a more formalized approach to funding and managing capital expenditures is yet another way we plan to prudently manage our business. Our mission, strategic objectives and improving financial performance combine to create a powerful business model that necessitates a clear path for capital allocation in order to optimize shareholder returns.

www.zonedproperties.com

877-360-8839

2

14269 N. 87th Street #205 Scottsdale, AZ 85260

Strategic Advisory Services and Partnerships

Our strategic advisory services are a key component of our revenue diversification strategy and provide our future clients with industry-leading, comprehensive consulting expertise increasing the likelihood of success for development projects. We have spent years establishing best practices for the development of properties and industry relationships. In 2018, we expect the relationships we have built will demonstrate the value of our approach through increased cash flow and expansion of our business. To date, we are working with multiple operators in a number of states, some of which have not yet been announced. By taking a relationship approach for the projects we choose to invest our time and resources, we have the ability to establish a foundation for long-term results for years to come.

We are increasingly optimistic about our future and the abundance of opportunities in our market space. With accelerating momentum and vital real estate experience in niche markets, we believe we are well-positioned to play a leading role in the development of properties in emerging industries and take our business to the next level for our shareholders.

Thank you for your continued support,

Bryan McLaren

Chief Executive Officer

www.zonedproperties.com

877-360-8839

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